UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2012

Carrols Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33174	16-1287774
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

968 James Street, Syracuse, New York		13203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (315) 424-0513

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 8.01.	OTHER EVENTS.

On February 27, 2012, Jack A. Smith was appointed as the non-executive Chairman of the Board of Directors of Fiesta Restaurant Group, Inc. (“Fiesta”), an indirect wholly-owned subsidiary of Carrols Restaurant Group, Inc. (“Carrols Restaurant Group”). Mr. Smith is currently a member of the Board of Directors of Fiesta, a member of the Board of Directors of Carrols Restaurant Group and the Chairman of the Audit Committee of Carrols Restaurant Group.

Mr. Smith has been a director of Fiesta since April 2011. Mr. Smith has also served as a director of Carrols Restaurant Group since 2006. Mr. Smith is President of SMAT, Incorporated, a consulting company specializing in consumer services. Mr. Smith founded The Sports Authority, Inc., a national sporting goods chain, in 1987 where he served as Chief Executive Officer until September 1998 and as Chairman until April 1999. From 1982 until 1987, Mr. Smith served as Chief Operating Officer of Herman’s Sporting Goods. Prior to Herman’s, Mr. Smith served in executive management positions with other major retailers including Sears & Roebuck, Montgomery Ward, Jefferson Stores and Diana Shops. Mr. Smith also served on the board of directors of Darden Restaurants, Inc. and as the Chairman of the Darden Audit Committee from May 1995 through September 2009.

On February 27, 2012, Alan Vituli ceased to be a member of the Board of Directors of Fiesta and the Chairman of the Board of Directors of Fiesta. Mr. Vituli previously retired and resigned as Chief Executive Officer of Carrols Restaurant Group on December 31, 2011 and retired and resigned as a member of the Board of Directors of Carrols Restaurant Group and as the non-executive Chairman of the Board of Directors of Carrols Restaurant Group on January 16, 2012.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARROLS RESTAURANT GROUP, INC.

Date: February 27, 2012

By:	/s/ Joseph A. Zirkman
Name:	Joseph A. Zirkman
Title:	Vice President, General Counsel and Secretary

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